UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
November 13, 2012
Date of Report (Date of earliest event reported)

BOSTON THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54586	27-0801073
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1750 Elm Street, Manchester, NH 03104
(Address of principal executive offices)          (Zip Code)

(603) 935-9799
(Registrant’s telephone number, including area code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2012, Boston Therapeutics, Inc. (or “the Company”), announced that Jonathan B. Rome, the Company’s newly appointed Chief Operating Officer, and the Company entered into a securities purchase agreement pursuant to which Mr. Rome invested $625,000 in the Company’s S-1 financial offering to purchase an aggregate of 1,250,000 shares of the Company’s common stock at $0.50 per share and 625,000 warrants to purchase 625,000 shares of its common stock. The exercise price of the warrants is $1.00 per share.  The warrants have a five-year term.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

On November 8, 2012, Jonathan B. Rome became the Chief Operating Officer of the Company.  Mr. Rome, 56, was the Founder, President and Chief Executive Officer of ThePharmaNetwork, LLC, a New Jersey company focused on pharmaceutical portfolio development, licensing, sales, marketing and distribution of pharmaceuticals and active pharmaceutical ingredients, where he worked from 2000 to August 2012. Mr. Rome also was the Founder, President and Chief Executive Officer of Ascend Laboratories, LLC, a pharmaceutical business development, sales and marketing company, selling finished products under the Ascend label to all major U.S. customers and classes of trade, where he worked from 2000 to 2012.  Mr. Rome has more than 30 years of experience in the pharmaceutical industry as an executive, entrepreneur and globally networked executive with experience throughout the global supply chain.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Press Release of Boston Therapeutics, Inc. dated November 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON THERAPEUTICS, INC.

Date: November 14, 2012	By:	/s/ David Platt, Ph.D
David Platt
Chief Executive Officer

Exhibit Index

Exhibit No.

99.1 Press Release of Boston Therapeutics, Inc. dated November 14, 2012